EXHIBIT 5.1

                    [FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD]

March 15, 2000



Interleukin Genetics, Inc.
100 N.E. Loop 410, Suite 820
San Antonio, Texas 78216


Gentlemen:

             We have acted as counsel for Interleukin Genetics, Inc., a Texas corporation (the "Company"), in connection with the authorization of 591,394 shares (the "Shares") of Common Stock, no par value ("Common Stock"), of the Company, issued or to be issued pursuant to the Non-Qualified Stock Option Agreements dated June 1, 1999 and November 30, 1999 between the Company and Philip R. Reilly (collectively, the "Plans").

             In connection therewith, we have examined, among other things, the Plans, the Articles of Incorporation and Bylaws of the Company and the corporate proceedings with respect to the issuance of the Shares and such other corporate documents as we have deemed appropriate.

             Based on the foregoing, and having due regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares to be issued by the Company pursuant to the terms of the Plans have been duly authorized by all requisite corporate action and, when issued in accordance with the respective terms thereof, will be validly issued, fully paid and nonassessable.

             We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our names in the Registration Statement.

             The opinions expressed herein are limited exclusively to the Business Corporation Act of the State of Texas and the federal securities law of the United States of America.

             The opinions expressed herein are for your sole benefit and may be relied upon only by you.

                                       Very truly yours,


                                       /s/ FULBRIGHT & JAWORSKI L.L.P.